AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2004 REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       THORIUM NUCLEAR ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

         Nevada                               1099                 87-0638336
---------------------------------  ---------------------------  ----------------
  (State or other jurisdiction         (Primary Standard        (I.R.S. employer
of incorporation or organization)  Classification Code Number)   identification
                                                                     number)

                       THORIUM NUCLEAR ENERGY CORPORATION
                       -----------------------------------
                                56 West 400 South
                                    Suite 220
                           Salt Lake City, Utah 84101
                                 (801) 322-3401 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              HARRY WINDERMAN, ESQ.
                                 GENERAL COUNSEL
                       THORIUM NUCLEAR ENERGY CORPORATION
                         2295 CORPORATE BOULEVARD, N.W.
                                    SUITE 140
                            BOCA RATON, FLORIDA 33431
                                 (561) 241-0332
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At a time or times as may be determined by the selling stockholders after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering by Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]/

If this Form is a post-effective amendment filed by Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed by Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis by Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If delivery of the prospectus is expected to be made by Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

------------------------------------- ------------------- --------------------- ---------------------- ------------------
Title of Each Class of                Amount to be        Proposed Maximum      Proposed Maximum       Amount of
Securities to be Registered           registered          Aggregate Offering    Aggregate Offering     Registration Fee
                                                          Price Per Share       Price
------------------------------------- ------------------- --------------------- ---------------------- ------------------
Common Stock, $.001 par value         32,200,000(1)       $0.10(1)(2)           $3,200,000.00(1)       $ 407.98
------------------------------------- ------------------- --------------------- ---------------------- ------------------
Total                                                                                                   $ 407.98
------------------------------------- ------------------- --------------------- ---------------------- ------------------

         1. Represents 32,200,000 shares of common stock issued to the original owners of shares of the Company.

         2. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Exchange Act of 1933 based on $0.10, the estimate of the per share sales prices of the common stock on the OTC Bulletin Board upon registration and sale of the stock.

The Registrant hereby amends this registration statement on a date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on a date as the Commission, acting by said Section 8(a), may determine.

                   Subject to completion, dated April __, 2004

                                   PROSPECTUS

                                32,200,000 SHARES

                       THORIUM NUCLEAR ENERGY CORPORATION

                                  COMMON STOCK


The selling stockholders listed on page 30 are offering 32,200,000 shares of the common stock through this prospectus.

Our shares do not currently trade but we anticipate making an application for trading on the OTC Bulletin Board shortly after the effective date of this registration statement. The price per share of common stock on the OTC Bulletin Board is anticipated to be $0.10.

AN INVESTMENT IN THE SECURITIES OFFERED INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY YOU IF YOU CAN AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. IF ANYONE MAKES ANY OTHER REPRESENTATION IT IS A CRIMINAL OFFENSE.

The date of this prospectus is [            ].



You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. These securities are note being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary........................................................    4
Risk Factors..............................................................    5
Use of Proceeds...........................................................   10
Dividend Policy...........................................................   10
Selected Financial Data...................................................    5
Management's Discussion and Analysis
  of Financial Condition and Results of Operations........................   11
Business..................................................................   11
Management................................................................   17
Security Ownership of  Beneficial Owners
  and Management..........................................................   19
Description of Capital stock..............................................   20
Legal Matters.............................................................   24
Experts...................................................................   24
Security Ownership of  Beneficial Owners
  and Management..........................................................   19

                          INDEX TO FINANCIAL STATEMENTS


Index to Financial Statements..............................................  25

Information Not Required in Prospectus
   Item 24................................................................   26
   Item 25................................................................   27
   Item 26................................................................   27
   Item 27................................................................   28
   Item 28................................................................   28

Signatures................................................................   30

                                   PROSPECTUS

                       THORIUM NUCLEAR ENERGY CORPORATION
                        32,200,000 Shares of Common Stock

Summary

THIS IS ONLY A SUMMARY OF THE INFORMATION THAT IS IMPORTANT TO YOU AND YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES , APPEARING ELSEWHERE IN THIS PROSPECTUS.

About Us

         We were organized under the name Hazelwood-Gable, Inc. on August 19, 1983, under the laws of the State of Idaho. As set forth in our Articles of Incorporation, we were created to engage in the business of developing mineral resources on land of public domain. However, from the time of our inception we have not engaged in any material business operations. Pursuant to Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," we are classified as a development stage company. On April 29, 2002, we formed a corporation in Nevada with the intent to move our domicile to Nevada. We implemented our change of domicile and became a Nevada Corporation. As a result, the Idaho Corporation was dissolved. On November 4, 2003, we filed a certificate of amendment to change our name to American Thorium, Inc. On February 5, 2004, we filed a certificate of amendment to change our name to Thorium Nuclear Energy Corporation.


Our Business

         We control the mineral rights to approximately 100 separate resource claims issued by the United States Department if the Interior, Bureau of Land Management ("BLM"), each consisting of approximately 20 acres in the Lemhi Pass Region. The Lemhi Pass represents a strategically vital resource to the United States, as it seeks to wrest itself from the economic and political dependence on foreign oil and the environmental effects of fossil fuels. Our purpose is to seek to explore and potentially exploit possible Thorium reserves by forming joint ventures with mining companies with the resources to exploit our Thorium reserves.

Our Offices

         Our executive offices are located at 56 West 400 South, Suite 220, Salt Lake City, Utah 84101. Our telephone number is (801) 322-3401.

About The Offering

Common Stock Offered by the selling stockholders            32,200,000 shares

Common Stock Outstanding                                    32,200,000 shares

Common Stock to be Outstanding after the Offering           32,200,000 shares

Use of Proceeds - We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Proposed OTC Bulletin Board Symbol                     "BFCC"

Risk Factors - An investment in the shares involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus.

Summary Financial Data
(Dollar amounts and share data)


                                                             2003
                                                           --------
Revenue                                                    $ -0-

BALANCE SHEET DATA

Working Capital                                            $  2,359
Total Assets                                               $  4,133
Total Liabilities                                          $  6,492
Stockholders' Equity (Deficit)                             $ (2,359)

Risk Factors

         An investment in the shares discussed in this prospectus involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before making an investment decision.

Our Claims Require Payment of Annual Fees to the BLM
--------------------------------------------------------------------------------
         In order to maintain our mineral rights in our claims we are required to pay an annual fee of $100.00 per claim or an aggregate of $6,200.00. We have limited resources and cannot predict when or if mining operations will commence or they commence whether they will generate sufficient income to pay the required fees and royalties. In the event these fees and royalties are not paid, we will lose our claims and the right to future income.

We Are a Company with no operating History.
--------------------------------------------------------------------------------
         We can not be sure that we will ever have profitability or positive cash flow at any time. We have no operating history.

We Do Not Have Sources for Working Capital if Needed.
--------------------------------------------------------------------------------
         We cannot predict when or how much money we will need to operate, if any. Any equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could be bankrupt.

We Have No Operating History or Revenue or Fixed Assets.
--------------------------------------------------------------------------------
         We have no operating history since being formed in 1965, nor any revenues or earnings from operations. Our assets are solely the Thorium reserves. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a joint venture with a mining company. This may result in our incurring a net operating loss which will increase continuously until we can consummate a joint venture or other business arrangement that may result in the profitable recovery of our Thorium reserves. We can give no assurance that we can identify such a business opportunity or profitably recover our Thorium reserves.

Our Auditors Have Expressed a Going Concern Opinion
--------------------------------------------------------------------------------
         Our independent auditors discuss our ability to continue as a going concern. The auditors include a statement in their auditors' report on the December 31, 2003 financial statements that our ability to continue as a going concern is dependent upon our ability to successfully secure additional capital resources and attain profitable operations." If the we are unable to obtain adequate capital, we could be forced to cease operations.

Our Proposed Operations are Highly Speculative Because We Have No Joint Venture Currently Planned.
--------------------------------------------------------------------------------
         The success of our proposed plan of operation will depend to a great extent on the operations, financial condition and management of an identified development and mining opportunity. If we are unable to secure joint venture partners, our business and your investment will be adversely affected.

Our Proposed Development and Mining Operations May Not be Successful
--------------------------------------------------------------------------------
         While we intend to seek joint venture(s) with entities having established operating histories, there can be no assurance that we will be successful in locating candidates meeting such criteria or that those entities will be successful in developing and mining our Thorium reserves. In the event we form a joint venture or otherwise develop and mine our Thorium reserves, of which there can be no assurance, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond our control.

Competition from Other Mining Companies Could have an Adverse Effect on Our Business.
--------------------------------------------------------------------------------
            Mining companies compete to obtain favorable mining properties and to evaluate exploration prospects for drilling, exploration, development, and mining. We face competition from other similarly situated junior mining companies similarly interested in acquiring mineral properties worthy of exploration, and which companies more than likely have substantially more capital or access to the capital markets than we do. This includes other mining companies either operating in the Lemhi Pass Region or who own properties within the area where our claims are located.

         We are unable to ascertain the exact number of competitor companies, or whether or when such competitors' competitive positions could improve. Thus, we may be unable to acquire or explore other attractive mining properties on terms acceptable to management. Accordingly, such competition, although customary in the mining industry, could result in delays, increased costs, or other types of adverse consequences affecting us.

We have No Agreement for the Development and Mining of Our Thorium Reserves. We Have No Marketing Agreements for the Sale of Our Thorium, if Recovered.
--------------------------------------------------------------------------------
         We cannot give any assurance that we will be successful in identifying and evaluating suitable joint venture companies or in concluding a business arrangement. We have not identified any particular development and mining companies either within the Thorium industry or other mining industry for evaluation and cannot give any assurance that we will be able to negotiate a business arrangement on terms favorable to us. We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which it will require a potential joint venture participant to have achieved, and without which we would not consider a business arrangement in any form with such joint venture participant. Accordingly, we may enter into a business arrangement with a joint venture participant having no significant operating history, losses, limited or no potential for earnings, limited assets, negative net worth or other negative characteristics.

Our Management Will Retain Control But Work Part-time.
--------------------------------------------------------------------------------
         Our management will work only occasionally for us but they will make all of our decisions. They will receive no salary or other income from us until after there is income from the development and mining of our Thorium reserves, if any. While seeking a business arrangement, management anticipates devoting up to twenty hours per month to our business. None of our officers has entered into a written employment agreement with us and none is expected to do so in the foreseeable future. We have not obtained key man life insurance on any of our officers or directors. Notwithstanding the combined limited experience and time commitment of management, loss of the services of any of these individuals would adversely affect development of our business and our likelihood of continuing operations.

Our Officers and Directors May Have Conflicts of Interest.
--------------------------------------------------------------------------------
         Our officers and directors will participate in business ventures which could be a conflict. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transacts business. Management has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serve as officers, directors or partners, or in which they or their family members own or hold any ownership interest.

The  Geological  Nature  of the  Lemhi  Pass  Region  May  Have  Unusual  Mining
Conditions
--------------------------------------------------------------------------------
         The nature of the soils, the lack of specific information about the area and the lack of a professional mining engineering study may make the exploitation of the claims difficult or impossible to exploit without using extraordinary methods of mining, if at all. Until such time as further study and testing is performed, we are not able to fully assess the difficulties in exploiting the claims.

We Will Lack Market Research and Marketing Organization.
--------------------------------------------------------------------------------
         We have neither conducted, nor have others made available to us, results of market research indicating that market demand exists for the transactions contemplated by us. Moreover, we do not have, and do not plan to establish, a marketing organization. Even in the event demand is identified for our Thorium reserves, we cannot give any assurance that we will be successful in delivering our Thorium reserves to potential customers profitably.

We Will Lack Diversification.
--------------------------------------------------------------------------------
         Our proposed operations, even if successful, will concentrated in the exploitation of our Thorium reserves and no other business operations. Consequently, our activities will be limited. In addition, we believe that we may only be able to enter into one business arrangement for the development and mining of our Thorium reserves. Our inability to diversify our activities into a number of areas and with a number of joint venture participants may subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

Federal and State Tax Consequences Will Be a Major Considerations in any Business Arrangement We May Undertake.
--------------------------------------------------------------------------------
         Currently, business arrangements in the natural resources industry may be structured so as to result in beneficial Federal and State Income Tax treatment. We intend to structure any business arrangement so as to minimize the federal and state tax consequences to us; however, we cannot give any assurance that such business arrangement will meet the statutory requirements for said tax benefits.

We will Depend on Key Personnel to Control Our Business and Our Business May Suffer if They are Not Retained
--------------------------------------------------------------------------------
         We are not sure that we will be able to retain our employees or to identify or rehire additional people. The need for people is particularly important in light of the anticipated demands of future growth and the competition of the mining industry. Our inability to attract, hire or retain good people could have a bad effect on us. We are highly dependent on our key employees due to our new product and the new markets. Therefore, our success depends upon our ability to train and retain these people and to identify, hire and retain additional people as the need arises. Competition for these people is substantial.

Our Charter Contains Anti-Takeover Provisions that Prevent Changes in Management
--------------------------------------------------------------------------------
         Provisions of our Certificate of Incorporation and Bylaws and of the Nevada General Corporation Law could delay or impede the removal of incumbent directors, make more difficult a merger, tender offer or proxy contest involving our company, and could discourage you or others from attempting to acquire control of us, even if events would be beneficial to the interests of some or all of our stockholders. We currently have 100,000,000 shares of common stock authorized and approximately 32,200,000 shares are currently outstanding. We will have the ability to issue substantially more shares than are currently outstanding, changing the control of the current stockholders' voting power.

We Have No Current Market For Our Stock.
--------------------------------------------------------------------------------
         Prior to this offering, there has been no public market for the common stock. We are not sure that a public trading market for the common stock will develop or continue after this offering, or that the public offering price will correspond to the price at which the common stock will trade subsequent to this offering.

Possible "Penny Stock" Regulation
--------------------------------------------------------------------------------
     If we are successful in having our shares traded on the OTC Bulletin Board, such trading will most likely be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

         * make a special suitability determination for purchasers of penny stocks;

         * receive the purchaser's written consent to the transaction prior to the purchase; and

         * deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

     Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

We Have No Control over the Stock Market
--------------------------------------------------------------------------------
The stock market has experienced price and volume fluctuations that have particularly affected the stocks of mining industry companies, resulting in changes in the market prices of stocks of many companies that may not have been directly related to the operating performance of those companies.

We Will Not Pay a Cash Dividend in the Near Future.
--------------------------------------------------------------------------------
         We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future.

Control by Officers, Directors and Existing Shareholders Prevents Changes in Management.
--------------------------------------------------------------------------------
         Currently, the directors as a group have the right to vote a majority of the outstanding shares of common stock. This small group will control the operations of our company and make it very hard to elect other management for us. As a result, the present officers, directors and shareholders will continue to control our operations, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of shareholders, including a merger, consolidation or other important matters.

We Provide Indemnification of Officers and Directors and It May be Difficult to Sue Them.
--------------------------------------------------------------------------------
         The Nevada Statutes permit a corporation to indemnify persons including officers and directors who are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, against all expenses including attorneys' fees actually and reasonably incurred by, or imposed upon, him in connection with the defense of action, suit or proceeding by reason of his being or having been a director or officer, except where he has been adjudged by a court of competent jurisdiction and after exhaustion of all appeals to be liable for gross negligence or willful misconduct in the performance of duty. Our Bylaws provide that we shall indemnify our officers and directors to the extent permitted by the Nevada law and limit the actions that may be taken by you against the officers and directors.

We Make Estimates of Our Future In Forward-Looking Statements.
--------------------------------------------------------------------------------
         The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology as "believes," "expects," "may," "will," "should," or "anticipates," the negatives or other variations or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements will prove to be accurate.

Use Of Proceeds
---------------
We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Price Range Of Common Stock
---------------------------
         Since our formation, our common stock has not traded on any public market. We do anticipate that our stock will trade on the OTC Bulletin Board in the near future under the proposed trading symbol BFCC.

         As of March 26, 2003, there were 35 Holders of record of our common stock.

Dividend Policy
---------------
         We have never declared or paid any cash dividends on our stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Since we have not entered into any significant operations other than the leasing of certain claims with the BLM, we do not have any financial operations or conditions to discuss. Our Plan of operations for the next twelve months is to borrow funds from our principle stockholders to be used in seeking joint venture partners or to otherwise dispose of our Thorium reserves in an outright sale or in the transfer with a retained royalty interest.

OUR BUSINESS

OVERVIEW:
--------

Thorium Nuclear Energy Corporation is a natural resource Company with proprietary ownership and development rights one of the largest high grade Thorium deposits (Thorium Oxide) in the world, located in the Lemhi Pass area adjacent to the Idaho and Montana border. Although Thorium is used commercially in a number of product applications, it has a most important distinction, namely, the capacity to support the nuclear fuel-cycle ThO232/U233. This cycle is an alternative to the use of Uranium, which produces Plutonium, as well as other radioactive elements currently deployed in the operation of nuclear power facilities. According to the International Atomic Energy Agency, Thorium usage is more resistant to weapons proliferation. Thorium-based fuels can also be used in all proven reactor types without drastic modifications in the design equipment. Utilizing them would enhance the overall safety of facilities. Moreover, advanced nuclear reactors currently under development could utilize Thorium to generate the high temperatures necessary to generate Hydrogen fuel. This process would support the use of fuel-cells. It could well contribute substantially to a "Hydrogen Economy" a national energy goal recently advocated by the Bush Administration, along with the long-range ecological and environmental benefits of avoiding the burning of carbon bearing fossil fuels.

MISSION:
-------

Thorium Nuclear Energy Corporation's mission is based on three key objectives:

         >> To bring about the commercial management and development of our resource claims which are located in Idaho and Montana.

         >> Acquire any additional properties that are adjacent to our claims, if they are applicable, relevant and in our best interest; and

         >> Increase the awareness of the American public, the business community and our government to the vital long-term potential of Thorium Oxide as safe, non-proliferation form of nuclear energy that can support a future "Hydrogen Economy."

Other considerations are:

         a) To lessen our nation's political and economic dependence on oil and gas. Estimates point to a global supply lasting 75 years or less, and a diminishing supply of natural gas.

         b) The need to participate in the both the political process and international scientific energy forums to insure that Thorium related technologies receive the development support they deserve.

BACKGROUND:

Thorium was discovered in 1828 by Swedish chemist Jakob Berzelius. After determining that his discovery represented a new element, Berzelius named the new substance Thorium after Thor, the Norse god of thunder and war. Thorium is found in small quantities, of approximately 6 parts per million in most varieties of soil, and is, of course, radioactive.

Thorium occurs most commonly in the rare earth Thorium Phosphate mineral, Monazite, which contains only approximately 12% high grade Thorium Oxide (ThO2). While the preponderance of Thorium is in the U.S., in other parts of the world, known reserves of economically extractable Thorium are geographically located as follows(1).
                      COUNTRY                               RESERVES/TONS
                      -------                               -------------
                        Australia                               300,000
                        India                                   290,000
                        Norway                                  170,000
                        USA                                     160,000
                        Canada                                  100,000
                        South Africa                             35,000
                        Brazil                                   16,000
                        Other Countries                          95,000
                                                              ---------
                          Total World Deposits                1,200,000
--------------------                                          =========
(1) U.S. Geologic Survey, Mineral Commodity Summaries, January 1999.

A majority of the world's total Thorium deposits are in the form of Monazite. Generally regarded as a lower-grade form of Thorium, Monazite is often associated with the presence of uranium, and can be readily used in the production of weapons grade nuclear material. High grade Thorium Oxides (ThO2), together with valuable rare earths are contained in the reserves owned by Thorium Nuclear Energy Corporation Quantities of Monazite are found in Australia and India, which holds approximately 50% of the world's total Thorium (Monazite) reserves. However, while Monazite can be used as a fuel in the generation of nuclear power facilities, it is not deemed to be cost effective because of its physical/chemical properties. Additionally, Monazite has been associated with the production of materials used in the composition of weapons of mass destruction.

THORIUM OXIDE:
-------------
Even though Thorium was first identified in 1828, it was not used commercially until 1885 when the lantern mantle was invented. Thorium is currently used in a wide array of products and processes; for example this is evident in the production of light bulb filaments, ceramics, carbon arc lamps, strong alloys, as well as in lantern mantles. It also is used as a coating for Tungsten welding rods because it provides a hotter arc. Thorium is added in the manufacturing of refractive glass, enabling the production of smaller and more accurate camera lenses. Additionally, the use of Thorium Oxide (in metallurgical manufacturing) results in a better finished product when compared to the use of other varieties of Thorium. Such commercial applications and advantages of using Thorium Oxide are not available to other forms of Thorium, such as Monazite.

NUCLEAR ENERGY:
--------------
Thorium, along with Uranium, can be used as a nuclear fuel. Although not reactive by itself, Thorium can absorb slow neutrons to produce Uranium-233(non weapons grade). The International Atomic Energy Agency has stated that, "In the context of protection against proliferation, Thorium has an added advantage in that production of the fissile isotope Uranium-233 unavoidably results in production of other Uranium isotopes which ensure that the mixture will not be used in nuclear weapons."

PAST AND PRESENT USE OF THORIUM IN THE U.S.:
-------------------------------------------
Thorium oxide has been successfully used to power nuclear power generators, particularly during the 1950's and early 1960's. Indian Point I, located north of New York City was one of the first commercial nuclear power plants designed to use THO2 - UO2 and successfully operated using the fuel during its first years of operation. Additionally, another facility, (the Shippingport Nuclear Power Facility) located in Shippingport, Pennsylvania, formerly operated by Duquesne Power and Electric, successfully deployed the use of Thorium as a form of fuel during the first several years of its operation. Eventually, both facilities eventually shifted to the use of Uranium-based fuels for it was then widely believed at the time that it was in, greater available supply than Thorium. Moreover, pundits felt Uranium-based fuels would also result in lower cost and improved operating margins. Consequently, in 1982, the Shippingport, Pennsylvania facility was permanently closed

CURRENT INTERNATIONAL REACTOR PROGRAMS UTILIZING THE THORIUM FUEL-CYCLE:
------------------------------------------------------------------------

         o    Germany - Between 1967 and 1988, the AVR  experimental  pebble bed
              reactor   successfully   operated  for  over  750  weeks  using  a
              Thorium-based fuel.

         o UK - Thorium fuel elements were deployed at the Dragon Reactor Facility and operated for 741 days, using a consisting of a mixture of ThO2 in ratio of 10:1. The Dragon facility was operated in a cooperative project, involving Austria, Denmark, Sweden, Norway and Switzerland, along with the UK, from 1964 to1973. The fuel had a highly successful operating cycle, remaining inside the reactor for approximately six years, before requiring replacement.

         o India - the Kamini experimental neutron-source research reactor which began operations in 1996, successfully used U-233, recovered from irradiated ThO2. The reactor was constructed adjacent to the test reactor, in which the ThO2 is irradiated. With about six times more thorium than uranium, India has made utilization of Thorium for large-scale energy production a major goal in its nuclear power program. It should be noted however that much of India's available Thorium resources are in the form of lower quality Monazite, which can be used in the production of weapons grade nuclear material.

         o Netherlands - a research reactor operated effectively for three years, utilizing a continuously circulated and reprocessed fuel, consisting of a mixture of Highly Enriched Uranium (HEU) and Thorium Oxide (ThO2), to remove fission products, resulting in a high conversion rate to U-233.

THORIUM NEAR THE LEMHI PASS:
---------------------------
         It is estimated that the Idaho-Montana Border area near the Lemhi Pass, contains approximately 70% of the known Thorium Oxide reserves in the world. During the late 1960's, these holdings were valued at between $31 and $50 billion. A study was performed in to determine the possible economic impact of Thorium utilization in the nuclear industry on the state of Idaho. The findings of the report, December 30, 1990 estimated that if the use of these resources were extended over a period of 1000 years, the economic return to the State would be a minimum of $100 million per year. The report further determined that if the Thorium reserves were fully developed, the economic impact would increase to $200 million or more per year. Consequently the potential economic impact of Thorium is obviously far greater today -- more than twenty years after the results of the study were first released. The resource was further supported by a Mineral Report filed by the United States Department of Agriculture Forest Service, issued in January, 2002, which stated that "The Lemhi Pass district has the largest known resource of Thorium veins in the United States". The U.S. Department of Agriculture further concluded that, "The veins containing the Thorium mineralization also have significant associated rare earth element mineralization." Metallurgy tests conducted in the region estimate that the average mine run grade is approximately .5% or more of Thorium Oxide (ThO2). In fact, vein deposits of Thorite (ThSiO4), such as those that occur in the area of the Lemhi Pass, present the highest grade Thorium, mineral, and are believed to contain approximately 25 to 63 percent Thorium Oxide (ThO2) per ton of raw ore. One ton of Thorium ore could potentially yield as much as 500 - 1,200 Lbs. of high grade Thorium Oxide (ThO2), as compared with less than one percent of raw Uranium ore that is typically utilizable. The deployment of Lemhi Pass Thorium represents a more economically feasible source of nuclear-grade ore than Uranium deposits.

TECHNOLOGY:
----------
     Several advanced nuclear reactor concepts based on the use of Thorium fuel include:

     Light Water Reactors (LWR) - With fuel based on Plutonium Oxide (PuO2), Thorium Oxide (ThO2) and/or Uranium Oxide (U02). Such a reactor is currently under development, based an a patented design developed by pioneer physicist, the late Dr. Alvin Radkowsky, in conjunction with the Kurchartov Institute, located in Moscow, Russia. Raytheon project. The technology is known as the nonproliferation Light Water Thorium Reactor Nuclear Inc. (the Brookhaven National Laboratory have also participated in this), or Radkowsky Thorium Reactor (RTR). The basic principle involves using a Thorium/Uranium fuel cycle (Th232/U233) instead of enriched Uranium for much of the fuel in the nuclear reactor's core.

     High-Temperature Gas-Cooled Reactors (HTGR).

     Pebble-Bed Modular Reactor (PBMR) - Arising from a design developed by German engineers, the PBMR was conceived in South Africa and is now being developed by a multinational consortium. It can potentially use thorium as a primary fuel, or alternatively in combination with Uranium or Plutonium. This design is especially appealing because of a number of factors:

         o Enables the use of online refueling which would significantly increase the generating potential of the plant

         o Gas generation could potentially achieve efficiently high levels of between 45% and 50% with less wasted energy, as compared with present nuclear plant levels of 33%; and

         o Small reactor design, approximately 1/10 the size of large conventional plants. Easier and safer to operate, it provides a lower cost option for developing nations, seeking to build their internal energy grids, as well as developed nations requiring additional incremental power capacity, based on consumer demand. (It might also help alleviate U.S. grid problems).

     Gas Turbine-Modular Helium Reactor (GT-MHR)- Research on HTGRsin the USA led to a concept using a prismatic fuel, with Helium serving as a coolant at high temperature, and the relatively small power output per module (600
     MWth), thus permitting direct coupling of the reactor to a gas turbine, resulting in generation at almost 50% thermal efficiency. The GT-MHR core can accommodate a wide range of fuel options, including HEU/Th, U-233/Th and Pu/Th. The use of HEU/Th fuel was demonstrated in the Fort St.Vrain Nuclear Reactor, located near Platteville, Colorado.

     Molten Salt Reactors - This is an advanced reactor concept in which the fuel is circulated in molten salt, without any external coolant in the core. The primary circuit runs through a beat exchanger, which transfers the heat from fission to a secondary salt circuit for steam generation. It was studied in depth during the 1960s, but is currently being revived because of the advanced knowledge of the underlying technology, as well, as the readily available materials and required components. Nuclear fuel dissolved in the Molten Salt would be transferred to the new core. The fuel transfer and core refurbishment could potentially enable the power station to continue operation for several more decades. Among the benefits of Molten Salt Technology is the potential durability of the reactor core, which is currently estimated to remain operational for long as thirty years before requiring replacement or refurbishing (2). Additionally, technology offers several inherent features resulting in lower operating costs and improved safety, along with preferred underground construction and installation.

     Advanced Heavy Water Reactor (AHWR) - Under development in India, this reactor's design is light water cooled. The principal component of the core utilizes Th/U-233 oxide, mixed in order that the system is self-sustaining in U-233.

     Plutonium Disposition - Today MOX (Uranium Plutonium- U, Pu) fuels are in some conventional reactors, with Pu-239 providing the main fuel ingredient. An alternative system is also under development using a Th/Pu fuel mixture, with Plutonium being consumed and fissile U-233 bred. The remaining U-233 after separation would then be used as a Th/U fuel source.

Hydrogen has been produced for more than a century using a number of diverse methods. The components that are required are water or some other chemical compound containing hydrogen and a source of energy in the form of electricity, heat, or radiation to extract the hydrogen.

Most hydrogen is currently manufactured from methane using a chemical process called Steam Methane Reforming. It is highly feasible that the heat necessary to drive the reforming reactions could be supplied from nuclear energy, using Thorium rather than from the burning of fossil fuels.

Alternately, the use of electricity to electrolyze water into its constituents, Hydrogen and Oxygen is a mature technology. A difficulty commonly associated with the transition to Hydrogen-based transportation system is the lack of a delivery infrastructure comparable to gas stations and other depots currently used for internal combustion gasoline and diesel powered vehicles. Presently, the U.S. Government is funding research to develop a hydrogen delivery system placing hydrogen in a safe form (Hydrogen Borohydride) for utilization by currently existing gas stations.
------------------------
(2) Conclusions and Recommendationsof the Second International Snezhinsk Meeting on Molton Salt Reactor Pilot Plant Project, Snexhinsk, Chelyabinsk Region, Russia July 1-4, 1997.

PROPOSED OPERATION AND MANAGEMENT:
----------------------------------
         Our purpose is to engage a joint venture participant in the development and mining of our Thorium reserves or to hire a development and mining company on such terms and conditions as we may negotiate. We anticipate that the selection of such a business arrangement will be complex and extremely risky. Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, we believe that there are numerous firms seeking the benefits of energy producing mineral resources.

         The analysis of any business arrangement will be undertaken by, or under the supervision of, our officers and directors, none of whom is a professional business analyst. We intend to concentrate on identifying preliminary prospective joint venture participants and mining companies in the Salt Lake City vicinity. In analyzing prospective business arrangements, we will consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements; history of operations.

         It is not anticipated that any outside consultants or advisors will be utilized by us to effectuate our business purposes. However, if we do retain such an outside consultant or advisor, we will review such consultant or advisor's credentials as well as his or her experience and reputation in providing advice in implementing our business plan, which services will be limited to analysis of a prospective merger or acquisition candidate to assist management in evaluating a particular mining company. There have been no contracts or agreements with any outside consultants and none are anticipated in the future.

         We will not restrict our search for any specific kind of firms, but may enter into a venture which is itself in its preliminary or development stage, which is already in operation, or in essentially any stage of its corporate life. It is impossible to predict at this time the status of any business arrangement in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we may offer.

         It is anticipated that we will incur nominal expenses in the implementation of our business plan. Because we have no capital with which to pay these anticipated expenses, present stockholders will pay these charges with their personal funds, as interest free loans to us. These stockholders have agreed among themselves that the repayment of any loans made on our behalf will not impede, or be made conditional in any manner, to consummation of a proposed transaction.

         As part of our investigation, our officers and directors will meet personally with management and key personnel of potential joint venture participants, may visit and inspect material facilities, obtain independent analysis of verification of information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in any business arrangement will depend on the nature of the perceived mining success of any opportunity, the respective needs and desires of us and other parties, the management of the opportunity and the relative negotiation strength of us and such other management.

         We will participate in a business arrangement only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties, will specify events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

         We will operate our business from the offices of Williams Investment Co. Williams Investment Co. leases offices at 56 West 400 South, Suite 220, Salt Lake City, Utah and has agreed to allow the use of its offices at no cost to us until we receive operating income, if any.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers and their positions with us are set forth below.

NAME                            AGE                 POSITION
----                            ---                 --------

H. Deworth Williams             68                  Chairman of the Board and
Director

Edward Cowle                    47                  President, Chief Executive
                                                    Officer, Principal
                                                    Financial Officer and
                                                    Director

Peter Carrol Wells              57                  Director

Geoffrey Williams               34                  Secretary and Director


H. Deworth Williams served as a director from 1994 to December 2003 of Laser Technolgy, Inc., a public company previously listed on the American Stock Exchange that designs, manufactures and markets pulse laser measuring instruments and systems. Mr. Williams is a director of Laser Technology. Mr. Williams is the owner of Williams Investment Company and has been a financial consultant for more than thirty years. During this time, Mr. Williams has been instrumental in facilitating and completing several mergers, acquisitions, business consolidations and underwritings. Mr. Williams agreed to a SEC order issued on March 20, 2000 to not cause any violations of Section 13(a) of the Securities Exchange Act of 1934.

Edward F. Cowle became our President and a director in December 2003. In August 2003, Mr. Cowle was appointed President and a director of Nanoscience Technologies, Inc., a development stage that received a license from New York University to certain pre-existing inventions and certain intellectual property to be generated by a designated research project being conducted at NYU relating to DNA Nanotechnology. From 2000 to December 2003, Mr. Cowle served as a director of Laser Technology, Inc., a public company previously listed on the American Stock Exchange that designs, manufactures and markets of pulse laser measuring instruments and systems. Mr. Cowle has been self employed in financial public relations from 1994 to the present, assisting public companies with financial and investment banking activities. From 1992 to 1994, Mr. Cowle was a Senior Vice President - Investments with Paine Webber in New York City and from 1991 to 1992, he was a Registered Representative with Bear Stearns & Company, also in New York City. Mr. Cowle graduated from Fairleigh Dickinson University in Madison, New Jersey in 1978 with a B.A. Degree in English, American Studies. Mr. Cowle also attended Vermont Law School in South Royalton, Vermont from 1978 to 1979.

Peter Carrol Wells lives in Salmon, Idaho and attended Eastern Idaho Technical College, from which he earned a Health Physics degree. From 1996 to 2000, Mr. Wells was self employed as a financial consultant. From October 2000 to August 2001, he worked as a radiation control technician for Envirocare of Utah. From January 2002 to 2003, Mr. Wells has worked as a technician for Aspen Ridge Corporation. From August 1996 to the present, he has served as President and a director of Grant Ventures, Inc., a company actively seeking acquisitions or merger candidates.

Geoffrey Williams has been a representative of Williams Investments Company, a Salt Lake City, Utah financial consulting firm involved in facilitating mergers, acquisitions, business consolidations and financings. Mr. Williams is the son of
H. Deworth Williams, the owner of Williams Investment Company and the principal owner of our common stock. Mr. Williams is presently and has been since 1999, a director of Consolidated Travel Systems, Inc., a company actively seeking acquisitions or merger candidates, and since August 2002, he has been a director of Green Mt. Labs., Inc., also a company seeking acquisition or merger candidates. Mr. Williams attended the University of Utah and California Institute of the Arts and is the son of H. Deworth Williams, a founder and director of our company.

EXECUTIVE COMPENSATION

         None of the Officers or Directors will receive payment for services until after the completion of any business combination. Although we may receive loans from these persons prior to any acquisition, we will not require the target company to repay these loans as a condition of acquisition.

         Presently none of our officers or directors receives any payment for services on the board of directors. We do not anticipate paying our officers or directors, except for reimbursement of reasonable expenses, until such time as our business and financial conditions so warrant.

LONG-TERM INCENTIVE AND PENSION PLANS

         We do not have any long-term incentive or defined benefit pension plans.

OTHER

         Unless otherwise set forth herein, no director, officer, affiliate or promoter of our company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

EMPLOYMENT AGREEMENTS

         We currently have no employment agreements with any person or entity nor have any of the officers or directors even considered even a preliminary arrangement.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Charter and Bylaws provide that we shall indemnify all directors and officers to the full extent permitted by the Nevada Corporation Law. Under provisions, any director or officer who, in person's capacity as , is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines director or officer acted in good faith and in a manner director reasonably believed to be in or not opposed to our best interest. The Charter, Bylaws, and the Nevada Corporation Law further provide that indemnification is not exclusive of any other rights to which individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

         We have power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by person in any capacity or arising out of his status as , whether or not we would have the power to indemnify person against liability under Nevada law.

Security Ownership Of  Beneficial Owners And Management

         The following table sets forth, as of March 26, 2004, information regarding the beneficial ownership of our common stock by each person we know to own five percent or more of the outstanding shares, by each of the directors and officers, and by the directors and officers as a group. As of March 26, 2004, there were outstanding 32,200,000 shares of our common stock.

         o Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days.

         o Unless otherwise indicated, all addresses are at our office at 56 West 400 South Suite 220 Salt Lake City, Utah 84101.


                                            Amount of
Name and Address of                         Beneficial              Percent of
Beneficial Owner                            Ownership               Class
-------------------                         ----------              ----------
Edward F. Cowle                             10,000,000              31.1%
Pete Wells                                   9,254,000              28.7%
H. Deworth Williams                         10,171,200              31.6%
Geoff Williams                               2,000,000               6.2%
All officers and directors as a group       31,425,000              97.6%
(4 persons)

DESCRIPTION OF CAPITAL STOCK

         We have an authorized capital of 100,000,000 shares of common stock, par value $0.001 per share. As of March 26, 2004, 32,200,000 shares of common stock were outstanding, held of record by 35 persons.

Common Stock

         The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and nonassessable.

Registration Rights

         Following this offering, no shareholders of our common stock will have rights to register those shares for sale to the public under the Securities Act of 1933.

Provisions of our Charter and Bylaws

General

         Our Charter and Bylaws contain provisions that could make difficult the acquisition of control of us by means of a tender offer, open market purchases, proxy fight or otherwise. These provisions may discourage types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure us outweigh the disadvantages of discouraging proposals because, among other things, negotiation of proposals could result in an improvement of their terms.

         Our Certificate of Incorporation and By-laws contain provisions which may deter, discourage, or make more difficult the assumption of control of us by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares of common stock. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of our capital stock at the time. In addition, these provisions may have the effect of assisting our current management in retaining its position and place it in a better position to resist changes which some stockholders may want it to make if dissatisfied with the conduct of our business.

Limitations on Directors' Liability

         The Charter contains provisions to

         o eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Nevada Corporation Law or for any transaction from which the director derived an improper personal benefit)
         o indemnify our directors and officers to the fullest extent permitted by Nevada Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we has been advised that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent

         The Transfer Agent and Registrar for the common stock is Interstate Transfer Company, 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121.

Selling Stockholders

         The selling stockholders either received their stock as part of the Original capital contribution or as consideration for services performed for us.

         The following table contains

         o the number of shares of common stock beneficially owned by the selling stockholders as of March 26, 2004
         o the number of shares of common stock to be offered for resale by the selling stockholders
         o the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after completion of the offering.

                                    No. of Shares
                                    of Common Stock
                                    Beneficially Owned      Percentage of Shares
Name                                and Offered             beneficially owned
----                                -----------             ------------------
Edward F. Cowle                      10,000,000                     31.1%
Pete Wells                            9,254,000                     28.7%
H. Deworth Williams                  10,171,200                     31.6%
Geoffrey Williams                     2,000,000                      6.2%
Leonard E. Neilson                      750,000                      2.3%

Bradford, Mark                      400*
Collins, Donald                     800*
Daniels, Larry                      400*
Fuller, Curtis                      800*
Gilbert, Robert                     800*

Green Mt. Mineral Trust             158*
Haley, Charles                      800*
Hansen, Harry                       1,200*
Hichey, John                        200*
Javorsky, John                      2,000*
Johnson, Orville                    400*
Karasensh, J. K.                    2,400*
Kvikstad, Victor                    800*
Lowder, Donald                      400*
Martin, Bruce                       400*
Martinez, Daniel                    800*
McKenna, Duane Ted                  1,500*
Menger, Lyman                       800*
Meufeld, Frank                      800*
Owen, Roy                           450*
Peter, Gerald                       800*
Reardon, Kevin                      264*
Reed, Rick                          800*
Replogle, Carrie                    800*
Roberts, Leo                        800*
Rowland, John                       254*
Shriver, Donald                     800*
Thoreson, Don                       1,200*
Toney, Anthony                      800*
Wade, James                         800*
Wickersham, Richard                 254*
York, Leon                          800*

*        Less than 1%

         We can not be sure that the selling stockholders will opt to sell any of the shares of common stock offered. To the extent required

         o the specific shares of common stock beneficially owned by selling stockholders
         o    the public offering price of the shares to be sold
         o the names of any agent, dealer or underwriter employed by selling stockholders in connection with any sale
         o any applicable commission or discount with respect to each offer will be set forth in an accompanying prospectus supplement.

THE SHARES COVERED BY THIS PROSPECTUS MAY BE SOLD FROM TIME TO TIME SO LONG AS THIS PROSPECTUS REMAINS IN EFFECT; PROVIDED, HOWEVER, THAT THE SELLING STOCKHOLDERS ARE FIRST REQUIRED TO CONTACT OUR CORPORATE SECRETARY TO CONFIRM THAT THIS PROSPECTUS IS IN EFFECT. THE SELLING STOCKHOLDERS EXPECT TO SELL THE SHARES AT PRICES THEN ATTAINABLE, LESS ORDINARY BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS AS APPLICABLE.

SELLING STOCKHOLDERS AND ANY BROKER OR DEALER TO OR THROUGH WHOM ANY OF THE SHARES ARE SOLD MAY BE DEEMED TO BE UNDERWRITERS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 WITH RESPECT TO THE COMMON STOCK OFFERED AND ANY PROFITS REALIZED BY THE SELLING STOCKHOLDERS OR BROKERS OR DEALERS MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS. BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS, TAXES AND OTHER SELLING EXPENSES TO BE BORNE BY THE SELLING STOCKHOLDERS ARE NOT EXPECTED TO EXCEED NORMAL SELLING EXPENSES FOR SALES OVER-THE-COUNTER OR OTHERWISE, AS THE CASE MAY BE. THE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT OF 1933 SHALL NOT BE DEEMED AN ADMISSION BY THE SELLING STOCKHOLDERS OR US THAT THE SELLING STOCKHOLDERS ARE UNDERWRITERS FOR PURPOSES OF THE SECURITIES ACT OF 1933 OF ANY SHARES OFFERED UNDER THIS PROSPECTUS.

PLAN OF DISTRIBUTION

         This prospectus covers 32,200,000 of our common stock. All of the shares offered are being sold by the selling stockholders. The Securities covered by this prospectus may be sold under Rule 144 instead of under this prospectus. We will realize no proceeds from the sale of the shares by the selling stockholders.

         The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may sell the shares offered from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives , and may sell and deliver the shares in connection therewith.

         From time to time the selling stockholders may pledge their shares with their brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledge shares.

         The selling stockholders' sales may be effected by selling the shares to or through broker-dealers, and broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(a) (11) of the Securities Act and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders will pay any transaction costs associated with effecting any sales that occur. Our officers and directors will not be selling stock on behalf of any other selling stockholder, except for their own account.

         In order to comply with the securities laws of states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholders. The selling stockholders will rely on state exemptions permitted to federally registered stock or exemptions based on isolated transactions or "Manual" exemptions.

         Any broker-dealer acquiring common stock offered may sell securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any sales may be at prices then prevailing on OTC Bulletin Board, at prices related to prevailing market prices or at negotiated prices to its customers or a combination of methods. In addition and without limiting the possible restrictions, the selling stockholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of common stock by the selling stockholders.

         The selling stockholder is not restricted as to the price or prices at which it may sell its shares. Sales of these shares may have an adverse effect on market price of common stock. Moreover, the selling stockholders is not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time which may also have an adverse effect on the market price of our common stock.

         We have agreed to pay all fees and expenses incident to the registration of the shares , except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders.

         This prospectus also may be used, with our consent, by donees or other transferees of the selling stockholders, or by other persons acquiring the common stock under circumstances requiring or making desirable the use of this prospectus for the offer and sale of shares.

LEGAL MATTERS

         The validity of the shares will be passed upon for us by our counsel, Harry Winderman, Esq., Boca Raton, Florida.

EXPERTS

         The financial statements of Thorium Nuclear Energy Corporation at December 31, 2003 appearing in this registration statement have been audited by HJ & Associates, LLC, our independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING STOCKHOLDERS OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, we will file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois
60606-2511 upon payment of the fees prescribed by the Securities Exchange Commission. This material may also be viewed on the internet at http//www.sec.gov.

         We have also filed with the Securities Exchange Commission a Form SB-2 registration statement under the Securities Act of 1934 with respect to the shares offered by the selling stockholders listed in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement.

THORIUM NUCLEAR ENERGY CORPORATION
=====================================================================
INDEX TO FINANCIAL STATEMENT
=====================================================================
                                                                          PAGE
                                                                          ----
Independent Auditor's Report                                              F-1

Balance Sheet as of December 31, 2003                                     F-2

Statements of Operations as of December 31, 2003                          F-4

Statements of Stockholders' Equity (Deficit) as of December 31, 2003      F-5

Statements of Cash Flows as of December 31, 2003                          F-6

Notes to the Financial Statements                                         F-7

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                December 31, 2003

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Thorium Nuclear Energy Corporation
(Formerly American Thorium, Inc.)
(A Development Stage Company)
Salt Lake City, Utah

We have audited the accompanying balance sheet of Thorium Nuclear Energy Corporation (Formerly American Thorium, Inc.) (a development stage company), as of December 31, 2003 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2003 and 2002 and from inception on August 19, 1983 through December 31, 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements from inception on August 19, 1983 through December 31, 1999 were audited by other auditors whose report dated March 31, 2000 expensed an unqualified opinion and included as explanatory paragraph raising substantial doubt about the Company's ability to continue as a going concern. Our opinion from inception on August 19, 1983 through December 31, 1999 is based solely on the opinion of the prior auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thorium Nuclear Energy Corporation (Formerly American Thorium, Inc.) (a development stage company), as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and from inception on August 19, 1983 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with no significant operating results to date. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ HJ & Associates, LLC
-------------------------
Salt Lake City, Utah
March 2, 2004

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                                  Balance Sheet


                                     ASSETS
                                     -------

                                                          December 31,
                                                              2003
                                                           ----------
CURRENT ASSETS

  Prepaid expenses                                         $    4,133
                                                           ----------
    Total Current Assets                                        4,133
                                                           ----------

    TOTAL ASSETS                                           $    4,133
                                                           ==========








   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                            Balance Sheet (Continued)


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

                                                              December 31,
                                                                 2003
                                                              ----------

CURRENT LIABILITIES

  Accounts payable                                              $  4,672
  Payable related party (Note 3)                                   1,820
                                                                --------
   Total Current Liabilities                                       6,492
                                                                --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock; $0.001 par value;
  authorized 100,000,000 shares, 32,200,000 issued                32,200
  Additional paid-in capital                                      (9,527)
  Deficit accumulated during the development stage               (25,032)
                                                                --------
    Total Stockholders' Equity (Deficit)                          (2,359)
                                                                --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
     (DEFICIT)                                                  $  4,133
                                                                ========







   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                            Statements of Operations

                                                                  From
                                 For                        Inception of the
                                 the Years                  Development Stage
                                 Ended                        on August 19,
                                 December 31, 1983              Through
                                --------------------------    December 31,
                                   2003            2002          2003
                                -----------    -----------    -----------

REVENUES                        $      --      $      --      $      --

EXPENSES                              5,854         10,898         25,032
                                -----------    -----------    -----------

LOSS BEFORE INCOME TAX               (5,854)       (10,898)        25,032)

INCOME TAXES                           --             --             --
                                -----------    -----------    -----------

NET LOSS                        $    (5,854)   $   (10,898)   $   (25,032)
                                ===========    ===========    ===========
BASIC NET LOSS PER SHARE
                                $     (0.00)   $     (0.01)
                                ===========    ===========

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING           2,200,000      1,005,479
                                ===========    ===========







   The accompanying notes are an integral part of these financial statements.


                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)
           From Inception on August 19, 1983 through December 31, 2003

                                                                           Accumulated
                                     Common Stock            Additional    During the
                              --------------------------      Paid-In      Development
                                 Shares        Amount         Capital        Stage
                              -----------    -----------    -----------    -----------
Balance at inception of the
the development stage on
August 19, 1983                      --      $      --      $      --      $      --

Issuance of common stock
for mining claims at
$0.01 per share                   200,000            200          8,050           --

Net loss for the period
August 19, 1985 through
December 31, 2000                    --             --             --            8,250)
                              -----------    -----------    -----------    -----------
Balance, December 31,
2000                              200,000            200          8,050         (8,250)

Net loss for the year ended
December 31, 2001                    --             --             --              (30)
                              -----------    -----------    -----------    -----------
Balance, December 31,
2001                              200,000            200          8,050         (8,280)
Common shares issued for
services at $0.001              2,000,000          2,000          8,000           --

Net loss for the year ended
December 31, 2002                    --             --             --          (10,898)
                              -----------    -----------    -----------    -----------

Balance, December 31, 2002      2,200,000          2,200         16,050        (19,178)

Cancellation of shares         (2,000,000)        (2,000)         2,000           --

Issuance of common stock
for mining claims at
predecessor cost .             32,000,000         32,000        (27,867)          --

Services contributed to
the company                          --             --              290           --

Net loss for the year ended
December 31, 2003                    --             --             --            5,854)
                              -----------    -----------    -----------    -----------
Balance, December 31, 2003     32,200,000    $    32,200    $    (9,527)   $   (25,032)
                              ===========    ===========    ===========    ===========





   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                     From
                                                                               Inception of the
                                                                               Development Stage
                                                    For the Years Ended          on August 19,
                                                       December 31,              1983 Through
                                                 -------------------------       December 31,
                                                   2003             2002             2003
                                                 --------         --------         --------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                       $ (5,854)        $(10,898)        $(25,032)
  Adjustments to reconcile
   net cash used by
    operating activities:
  Common stock issued for services                   --             10,000           10,000
  Common stock issued for mining claims              --               --              8,250
  Contributed services by shareholders                290             --                290
Changes in assets and liabilities:
  Increase (decrease) in accounts payable           4,672             --              4,672
  Increase in payable related party                   892              898            1,820
                                                 --------         --------         --------
  Net Cash Used in
   Operating Activities                              --               --               --
                                                 --------         --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES                 --               --               --
                                                 --------         --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES                 --               --               --
                                                 --------         --------         --------
CHANGE IN CASH                                       --               --               --

CASH AT BEGINNING OF YEAR                            --               --               --
                                                 --------         --------         --------
CASH AT END OF YEAR                              $   --           $   --           $   --
                                                 ========         ========         ========

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION

CASH PAID FOR:
    Interest                                     $   --           $   --           $   --
    Income Taxes                                 $   --           $   --           $   --

NON CASH ACTIVITIES
Common stock issued for services                 $   --           $ 10,000         $ 10,000
Common stock issued for mining
 claims                                          $   --           $   --           $  8,250
Common stock issued for
 prepaid expenses                                $  4,133         $   --           $  4,133


   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.       Business and Organization

         Thorium Nuclear Energy Corporation (The Company) was organized on August 19, 1983 under the name Hazelwood-Gable, Inc., under the laws of the State of Idaho. As set forth in its Articles of Incorporation, the Company was created to engage in the business of developing mineral resources on land of public domain. However, from the time of its inception the Company has not engaged in any material business operations. Pursuant to Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," the Company is classified as a development stage company.

         On April 29, 2002, the Company formed a corporation in Nevada with the intent to move its domicile to Nevada. The Company implemented its change of domicile and became a Nevada Corporation. As a result, the Idaho Corporation was dissolved.

         On November 4, 2003, the Company filed a certificate of amendment to change its name to American Thorium, Inc. On February 5, 2004, the Company filed a certificate of amendment to change its name to Thorium Nuclear Energy Corporation.

b.       Accounting Method

         The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

c.       Cash and Cash Equivalents

         For purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less, from the date of purchase, to be cash equivalents.

d.       Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e.       Revenue Recognition

         The Company currently has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

                             AMERICAN THORIUM, INC.
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.       Basic Loss Per Share

         The Computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

                                                             For the Years Ended
                                                                December 31,
                                               ------------------------------------------
                                                        2003                  2002
                                               ---------------------  -------------------
              Loss (numerator)                 $              (5,854) $          (10,898)
           Shares (denominator)                            2,200,000           1,005,479
                                               ---------------------  ------------------

              Per share amount                 $               (0.00) $            (0.01)
                                               =====================  ==================

g.       Income Taxes

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Net deferred tax assets consist of the following components as of December 31, 2003 and 2002:

                                                             2003                   2002
                                                      -----------------     -----------------
                  Deferred tax assets:
                      NOL Carryover                   $           2,532     $             362

                  Valuation allowance                            (2,532)                 (362)
                                                      -----------------     -----------------

                  Net deferred tax asset              $            --       $           --
                                                      =================     ====================

         The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2003 and 2002 due to the following:

                             AMERICAN THORIUM, INC.
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.       Income Taxes (continued)

                                                             2003                   2002
                                                      -----------------     -----------------
                  Book Income                         $          (2,283)    $          (4,250)
                  Professional services                             113                 3,900
                  Valuation allowance                             2,170                   350
                                                      -------------------   -----------------

                                                      $            --       $            --
                                                      ===================   =================

         At December 31, 2003, the Company had net operating loss carryforwards of approximately $6,500 that may be offset against future taxable income through 2023. No tax benefit has been reported in the December 31, 2003 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

         Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

h.       Stock Splits

         Effective on December 31, 2003 the Company's common shares were reverse split on a 1 share for 10 basis. In addition, effective February 27, 2004 the Company's shares were forward split on a 2 share for 1 share basis. The accompanying financial statements reflect both splits on a retroactive basis.

NOTE 2 - GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

         In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

                             AMERICAN THORIUM, INC.
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 2 - GOING CONCERN (continued)

         The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

         During the years ended December 31, 2003 and 2002, the Company incurred various general and administrative expenses. As the Company has not had the wherewithal to pay these expenses, the Company has relied on a related party to satisfy its debts. As of December 31, 2003 the Company had an obligation to the related party totaling $1,820.

         On August 6, 2002, the Company issued 10,000,000 shares of common stock valued at $0.001 per share to its president for services which had been rendered. On December 31, 2003 the shares were returned to the Company and cancelled.

NOTE 4 - NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

         During the year ended  December  31,  2003,  the  Company  adopted  the
         following  accounting   pronouncements  which  had  no  impact  on  the
         financial statements or results of operations:

         o    SFAS No. 143, Accounting for Asset Retirement Obligations;
         o SFAS No. 145, Revision of FASB Statements 4, 44, and 64, amendment of Statement 13, and Technical Corrections;
         o    SFAS No. 146, Accounting for Exit or Disposal Activities;
         o    SFAS No. 147, Acquisitions of certain Financial Institutions; and
         o    SFAS No. 148, Accounting for stock Based Compensation.
         o SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;
         o SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

         In addition, during the year ended December 31, 2003, FASB Interpretations No. 45 and No. 46, along with various Emerging Issues Task Force Consensuses (EITF) were issued and adopted by the Company and had no impact on its financial statements.

                             AMERICAN THORIUM, INC.
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 5-  STOCK TRANSACTIONS

         On August 6, 2002, the Company issued 10,000,000 shares of common stock to its president for services which were valued at par value. Subsequently on December 31, 2003, the shares were returned to the Company and cancelled.

         On December 31, 2003, the Company authorized the issuance of 16,000,000 shares of its common stock in exchange for 62 unpatented mining claims located in Montana and Idaho. There has been no value attributed to these mining claims. The shares were valued at the unamortized predecessor cost of $4,133 which represents the costs paid by the related parties to the states of Montana and Idaho of $6,200, less the amortization of the prepaid fees from September 1, 2003 through December 31, 2003 for the 2004 assessment of the Claim Maintenance Fees. The amount will be amortized over 7 1/2 months on a straight line basis.

NOTE 6-  SUBSEQUENT EVENTS

         On   February   5,  2004  the  Company   filed   amended   articles  of
         incorporation, whereby its name was changed to Thorium Nuclear Energy Corporation and its domicile from Idaho to Nevada.

         On February 27, 2004 the Company forward split its common stock in a 2 share for 1 share basis.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Nevada General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Nevada corporate law or obtained an improper personal benefit. The Registrant has limited the liability of its directors for money damages in Article III of its Bylaws, which reads as follows:

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under applicable Corporation Law; or (iv) any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the Corporation Law is hereafter amended to authorize further elimination or a limitation on the liability of a director of a corporation, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Corporation Law, as so amended.

         Any repeal or modification of this Article III by (i) the stockholders of the Corporation or (ii) amendment to the Corporation Law of Nevada (unless statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of repeal or modification with respect to any acts or omissions occurring either before or after repeal or modification, of a person serving as a director at the time of repeal or modification.

         Nevada Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant has provided for indemnification of directors, officers, employees and agents in Article III of its Bylaws, which reads as follows:

         The Corporation shall indemnify, and advance expenses to, its directors, officers, employees and agents, and all persons who at any time served as directors, officers, employees or agents of the Corporation, to the maximum extent permitted, and in the manner provided by, Nevada Corporation Law, as amended, or any successor provisions, and shall have power to make any other or further indemnity permitted under the laws of the State of Nevada. The indemnification provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of a person. Any repeal or modification of this
Article III by (i) the stockholders of the Corporation or (ii) amendment to the Corporation Law of Nevada (unless statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of repeal or modification with respect to any acts or omissions occurring either before or after repeal or modification, of a person serving as a director at the time of repeal or modification.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the selling stockholders:

Registration Statement
Filing Fee                                    $     407.98
Legal Fees and Expenses                           7,500.00
Accounting fees and expenses                      3,000.00
Miscellaneous                                     1,000.00
                                              --------------
Total                                         $  11,907.98

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the following securities were sold by us without registration under the Securities Act. Except as otherwise indicated, the securities were sold by in reliance upon the exemption provided by Section 4
(2) of the Securities Act, among others, on the basis that transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide:

Pete Wells                   10,000,000,  acquired in exchange for mining claims
                             on 12/31/2003

Edward Cowle                 10,000,000,  acquired in exchange for mining claims
                             on 12/31/2003

Geoffery Williams            2,000,000,  acquired in exchange for mining  claims
                             on 12/31/2003

H. Deworth  Williams         171,200, acquired for services on 2/20/2004
                             10,000,000, acquired in exchange for mining claims on 12/31/2003

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits:

           *3.1  --          Certificate  of  Incorporation  of Thorium  Nuclear
                             Energy Corporation

           *3.2  --          Bylaws of Thorium Nuclear Energy Corporation.

           *4.1  --          Specimen  common  stock  certificate.  (Description
                             included in Exhibit 3.1)

          *10.1  --          Assignment Agreement

          *23.1  --          Consent of HJ & Associates, LLC.

          *23.2  --          Consent of Harry Winderman, Esq.

          *25.0  --          Power of Attorney,  included on the signature  page
                             to this registration statement
--------------------------
*         Included herein.

ITEM 28.    UNDERTAKINGS.

The undersigned registrant undertakes:

(1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1993;

         (ii)     Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement;

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer by the above provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expense incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Boca Raton, Florida, on the 19th day of April, 2004.

                                            THORIUM NUCLEAR ENERGY CORPORATION

                                            By:/s/ Edward Cowle
                                            ------------------------------------
                                            Edward Cowle, President

POWER OF ATTORNEY

         By the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                  TITLE                     DATE

/S/ PETE WELLS                      Director                  April 19, 2004
-----------------------------
Pete Wells

/S/ EDWARD COWLE                    President, Chief          April 19, 2004
-----------------------------       Executive Officer
Edward Cole                         Chief Financial Officer
                                    Director

/S/ GEOFFREY WILLIAMS               Secretary
-----------------------------       Director                  April 19, 2004
Goeffrey Williams

/S/ DEWORTH WILLIAMS                Chairman of the Board
-----------------------------       Director                  April 19, 2003
H. Deworth Williams